EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Spartan Chassis Receives $133.8 Million Order from BAE Systems for
Production of MRAP Vehicles

CHARLOTTE, Michigan, February 15, 2008 - Spartan Chassis, Inc., a subsidiary of Spartan Motors, Inc. (Nasdaq: SPAR), today announced it has received a subcontract order worth approximately $133.8 million with defense contractor BAE Systems to support the production of advanced tactical vehicles under the Mine Resistant Ambush Protected, or MRAP, program.

Under the terms of the subcontract, the Mich.-based custom chassis manufacturer will supply and integrate key chassis components for BAE Systems' RG33 Category I and II vehicles. The vehicles are scheduled to be completed during the first three quarters of 2008 and are slated for use by the U.S. military.

"This contract and our ongoing relationship with BAE Systems is further affirmation of Spartan Chassis' ability to leverage our expertise in the design, material logistics and assembly of these life-saving vehicles," said Richard Schalter, president of Spartan Chassis. "The MRAP program remains a high priority for the military, and we are honored to be working alongside BAE to respond to that need and be a major supplier to this program."

MRAPs are prized by the military for their V-shaped hulls, raised chassis and improved armor, which help protect servicemen and women from improvised explosive devices, or IEDs, mines and other hazards of war.

About Spartan Chassis, Inc.:
Spartan Chassis, Inc., a subsidiary of Spartan Motors, Inc. (Nasdaq: SPAR), is a leading developer and manufacturer of custom chassis for recreational vehicles, fire trucks and specialty vehicles. Spartan Motors, which also manufactures emergency rescue vehicles under the brand names of Crimson Fire, Crimson Fire Aerials and Road Rescue, reported sales of $445 million in 2006 and is focused on becoming the premier manufacturer of specialty vehicles and chassis in North America.

This release contains forward-looking statements, including, without limitation, statements concerning our business, future plans and objectives and the performance of our products. These forward-looking statements involve certain risks and uncertainties that ultimately may not prove to be accurate. Actual results and future events could differ materially from those anticipated in such statements. Technical complications may arise that could prevent the prompt implementation of the plans outlined above. The company cautions that these forward-looking statements are further qualified by other factors including, but not limited to, those set forth in the company's Annual Report on Form 10-K filing and other filings with the United States Securities and Exchange Commission (available at http://www.sec.gov). Government contracts and subcontracts typically involve long payment and purchase cycles, competitive bidding, qualification requirements, delays or changes in funding, extensive specification development and changes, price negotiations and milestone requirements. An announced award of a governmental contract is not equivalent to a finalized executed contract and does not assure that orders will be issued and filled. Government agencies also often retain some portion of fees payable upon completion of a project and collection of contract fees may be delayed for long periods, which can negatively impact both prime contractors and subcontractors. The company undertakes no obligation to publicly update or revise any statements in this release, whether as a result of new information, future events or otherwise, except as required by law.

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Contact:
Karen Hildebrant	Jeremy Bakken, Jeff Lambert
Spartan Chassis, Inc.	Lambert, Edwards & Associates
(517) 543-6400 ext. 3111	(616) 233-0500